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                                                                     EXHIBIT 5.1



                   [Letterhead of Gibson, Dunn & Crutcher LLP]

                                 April 26, 2001



(310) 552-8500                                                      26399-00006

Eclipse Surgical Technologies, Inc.
1049 Kiel Court
Sunnyvale, California  94089

         Re:      Eclipse Surgical Technologies, Inc.
                  Registration Statement on Form S-3
                  (Registration No. 333 - 262626262626)

Ladies and Gentlemen:

     We refer to the registration statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), by Eclipse Surgical Technologies, Inc., a California corporation (the "Company"), with respect to the proposed offering by the certain selling stockholder of the Company of up to 2,000,000 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock"). The Shares are to be sold from time to time in the public market at prevailing prices or as otherwise described in the Registration Statement.

     For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion. In connection with our examination of such documents, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

     We have also assumed the following:

     (a) the Registration Statement, and any amendments thereto (including post-effective amendments) and any additional registration statement filed under Rule 462, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded;

     (b) a prospectus supplement (a "Prospectus Supplement") will have been prepared and filed with the Securities and Exchange Commission describing the Common Stock offered thereby; and,

     (c) all Shares will be sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement and the appropriate Prospectus Supplement and there will not have occurred any change in law affecting the validity or enforceability of such Shares.

     Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares are legally and validly issued, fully paid and non-assessable.



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     This opinion is limited to the present laws of the State of California and the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion as to matters involving the laws of any jurisdiction other than the State of California and the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.



                                         Very truly yours,

                                         /s/ GIBSON, DUNN & CRUTCHER LLP